EXHIBIT 99.1

Superconductor Technologies Reports 2016 Third Quarter Results

AUSTIN, Texas, Nov. 10, 2016 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON) reported financial results for the quarter ended Oct.1, 2016.

“In the third quarter, STI’s HTS wire program focused on demonstrating our market leading critical current performance when using our strengthened wire template,” stated Jeff Quiram, STI’s president and chief executive officer. “We significantly improved our Conductus® wire performance during the quarter, attaining approximately 80% of our goal while maintaining our target properties for mechanical strength. Once the full specification is achieved, we plan to ship wire promptly to key customers to complete existing qualification orders.

“Increasing wire demand continues to foster industry and government support for HTS wire manufacturing. The US Department of Energy has announced it plans to grant funds later this year to accelerate the development of enabling technologies for next generation machines. An industry leading manufacturer of generators and motors and two renowned academic institutions have joined with STI in submitting a proposal to the DOE entitled ‘Process Innovations for HTS Wire Manufacturing’. We continue to be approached by customers pursuing new market opportunities, many of which require a quantity of wire that exceeds our existing annual manufacturing capacity. This ongoing activity, along with new orders for qualification and demonstration projects, gives us confidence that the market opportunity continues to be attractive.

“We are also encouraged by the interest shown in the Advanced Superconductor Manufacturing Institute (ASMI), where STI continues to play an active role. This industry-driven institute is focused on attaining the HTS wire manufacturing performance necessary to address the future requirements for device manufacturers. The goal of ASMI is to enable US industry to catapult ahead in the global marketplace. One key initiative is to achieve a 10-fold increase in HTS wire manufacturing throughput, overcoming the availability barrier that exists today. Recently, several Fortune 500 enterprises have joined these efforts, increasing involvement by recognized industry leaders.”

STI’s third quarter 2016 net revenues were $22,000 compared to $11,000 in the second quarter of 2016 and $91,000 in the third quarter of 2015. Revenue for all periods was primarily from legacy wireless products. Net loss for the third quarter 2016 was $2.9 million, or a loss of $0.93 per basic and diluted share, compared to a net loss of $3.1 million, or a loss of $1.14 per basic and diluted share, in the second quarter of 2016, and a net loss of $2.4 million, or a loss of $2.08 per basic and diluted share, in the third quarter of 2015.

For the nine-month period ending Oct. 1, 2016, total net revenues were $122,000, compared to $217,000 for the same period of 2015. The net loss for the first nine months of 2016 was $8.6 million, or $3.06 per share, compared to $6.2 million, or $5.80 per share.

Please note: share and per share data for both periods is adjusted for the 1-for-15 reverse stock split effective on July 18, 2016.

As of Oct. 1, 2016, STI had $3.4 million in cash and cash equivalents.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, Nov. 10th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-461-2011 at least 10 minutes before the start of the conference. International participants may dial 1-719-325-2291. The conference ID is 2729735.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on November 12th by dialing 1-844-512-2921 or 1-412-317-6671, and entering pass code 2729735. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the first quarter of 2017), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2015 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Net revenues	$22,000	$91,000	$122,000	$217,000

Costs and expenses:
Cost of revenues	962,000	794,000	2,796,000	2,238,000
Research and development	676,000	772,000	2,093,000	3,246,000
Selling, general and administrative	1,231,000	1,411,000	3,814,000	4,256,000

Total costs and expenses	2,869,000	2,977,000	8,703,000	9,740,000

Loss from operations	(2,847,000)	(2,886,000)	(8,581,000)	(9,523,000)

Other Income and Expense:

Adjustments to fair value of warrant derivatives	18,000	503,000	38,000	3,886,000
Adjustments to warrant exercise price	(47,000)	-	(47,000)	(367,000)
Other (expense) income	2,000	10,000	8,000	(199,000)

Net loss	$(2,874,000)	$(2,373,000)	$(8,582,000)	$(6,203,000)

Basic and diluted net loss per common share	$(0.93)	$(2.08)	$(3.06)	$(5.80)

Basic and diluted weighted average number of common shares outstanding	3,085,403	1,143,188	2,806,658	1,069,110

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1,	December 31,
	2016	2015
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$3,395,000	$7,469,000
Accounts receivable, net	5,000	38,000
Inventory, net	64,000	121,000
Prepaid expenses and other current assets	123,000	122,000
Total Current Assets	3,587,000	7,750,000

Property and equipment, net of accumulated depreciation of $8,966,000 and $7,290,000, respectively	3,875,000	5,551,000
Patents, licenses and purchased technology, net of accumulated amortization of $927,000 and $869,000, respectively	1,011,000	938,000
Other assets	96,000	126,000
Total Assets	$8,569,000	$14,365,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$341,000	$432,000
Accrued expenses	750,000	418,000
Total Current Liabilities	1,091,000	850,000
Other long-term liabilities	262,000	393,000
Total Liabilities	1,353,000	1,243,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 330,369 and 330,873 shares issued and outstanding, respectively	-	-
Common stock, $.001 par value, 250,000,000 shares authorized, 3,276,782 and 2,640,547 shares issued and outstanding, respectively	3,000	3,000
Capital in excess of par value	306,765,000	304,089,000
Accumulated deficit	(299,552,000)	(290,970,000)
Total Stockholders' Equity	7,216,000	13,122,000
Total Liabilities and Stockholders' Equity	$8,569 ,000	$14,365,000

Note – December 31, 2015 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	October 1, 2016	September 26, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,582,000)	$(6,203,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,736,000	1,932,000
Stock-based compensation expense	776,000	1,619,000
Adjustments to fair value of warrant derivatives	(38,000)	(3,886,000)
Adjustments to warrant exercise price	47,000	367,000
Provision for excess or obsolete inventory	-	58,000
Gain on disposal of property and equipment	-	(1,000)
Changes in assets and liabilities:
Accounts receivable	32,000	49,000
Inventories	56,000	103,000
Prepaid expenses and other current assets	(2,000)	199,000
Patents, licenses and purchased technology	(130,000)	(57,000)
Other assets	30,000	127,000
Accounts payable, accrued expenses and other current liabilities	101,000	(318,000)
Net cash used in operating activities	(5,974,000)	(6,217,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(141,000)
Net proceeds from the sale of property and equipment	-	1,000
Net cash used in investing activities	-	(140,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	1,900,000	4,596,000
Net proceeds from the exercise of outstanding warrants	-	1,687,000
Net cash provided by financing activities	1,900,000	6,283,000

Net decrease in cash and cash equivalents	(4,074,000)	(74,000)
Cash and cash equivalents at beginning of period	7,469,000	1,238,000
Cash and cash equivalents at end of period	$3,395,000	$1,164,000

Supplemental non-cash financing disclosure:
Warrant liability converted to capital in excess of par	$-	$669,000

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA +1-415-433-3777 invest@suptech.com